FOR IMMEDIATE RELEASE

MGP INGREDIENTS, INC. REPORTS FIRST QUARTER 2014 RESULTS
Higher volume and pricing in white goods drive gains in operating income

Highlights

•	Net income of $4.7 million, or $0.26 per diluted share compared with $0.08 a year ago

•	Net sales down 9 percent vs year ago due to lower pricing relative to lower corn costs

•	Income from operations of $1.7 million compared with $1.2 million in the prior year quarter

•	Joint venture benefits from favorable market conditions, contributing $3.3 million to pre-tax net income

ATCHISON, Kansas, May 8, 2014 - MGP Ingredients, Inc. (Nasdaq/MGPI) (the “Company”) today reported results for the first quarter ended March 31, 2014. Net income was $4.7 million, or $0.26 per diluted share, compared to net income of $1.4 million, or $0.08 per diluted share, in the first quarter of the prior year. Results from the prior year quarter included a profit of $1.4 million, net of tax, from discontinued operations and zero earnings per share from continuing operations.
Net sales for the first quarter declined by approximately 9 percent from the year-ago quarter. Beverage alcohol sales improved significantly on higher shipments from the Indiana distillery. Sales of industrial alcohol and by-products both declined compared to the same period a year ago. Ingredient segment sales in the first quarter declined from a year ago.
The Company’s gross profit during the first quarter was $6.8 million, or 8.6 percent of net sales, compared to $7.2 million, or 8.3 percent of net sales in the prior year period.
Premium Spirits and Industrial Alcohol
The distillery products segment reported first quarter pre-tax operating income of $5.4 million, or 8.4 percent of distillery products sales, compared to pre-tax operating income of $4.3 million, or 6.1 percent of distillery products sales, during the same quarter a year ago. Lower corn costs were mainly responsible for the improvement in return on sales over the prior year. The average per-bushel cost of corn decreased 39.5 percent from first quarter 2013, while the per-million cubic foot cost of natural gas increased 8 percent. Distillery products sales for the first quarter were $64.9 million, a decrease of 8.3 percent compared to the prior year quarter. Prices were lower in both distillers feed and lower-grade industrial alcohol products. Sales of fuel-grade alcohol more than doubled from the prior year period as production increased to take advantage of historically high margins.
Food Ingredients
The ingredients segment reported first quarter pre-tax operating income of $0.2 million, or approximately 2.1 percent of sales, compared to income of $1.5 million, or approximately 10.2 percent of sales, for the same quarter a year ago. Segment profitability in the first quarter was driven primarily by a lower margin mix of products sold. Ingredient segment sales for the first quarter declined by 8.7 percent to $14 million from the prior year’s quarter following a decline in flour prices of 10.9 percent compared to the previous year.

- more -

Summary
Regarding the outlook, the Company expects strong profitability in white goods again in the second quarter, but is cautiously planning for more normalized pricing in the second half of 2014. While orders for premium spirits remain strong, the Company is facing a tight supply of oak barrels, which could impact the timing of shipments later in the year. Selling, general and administrative expenses are running at reduced levels when compared with 2013, after adjusting for severance and proxy-related costs incurred in the prior year period. On balance, current trends indicate improved annual operating performance over the prior year driven by increased gross margin and lower SG&A costs.

About MGP Ingredients
MGP is a leading independent supplier of premium spirits, offering flavor innovations and custom distillery blends to the beverage alcohol industry. The Company also produces high quality food grade industrial alcohol and formulates grain-based starches and proteins into nutritional, as well as highly functional, innovations for the branded consumer packaged goods industry. The Company is headquartered in Atchison, Kansas, where it also has facilities for the production of distilled spirits and food ingredients. Distilled spirits are additionally produced at the Company’s facility in Indiana. For more information, visit mgpingredients.com.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential” and/or the negatives of these terms or variations of them or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Investors should not place undue reliance upon forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, Indiana plant or Illinois Corn Processing, LLC’s (“ICP”) facility (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the competitive environment and related market conditions, (iv) the ability to effectively pass raw material price increases on to customers, (v) the viability of the ICP joint venture and its ability to obtain financing, (vi) our ability to maintain compliance with all applicable loan agreement covenants, (vii) our ability to realize operating efficiencies, (viii) potential adverse effects to the management of our business operations and our profitability in the wake of the dismissed litigation related to the proxy contest and related matters, and the termination of our CEO, (ix) actions of governments, (x) and consumer tastes and preferences.  For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery and Ingredient segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by Item 1A. Risk Factors in subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2014.

For More Information
Investors & Analysts:
George Zagoudis, Investor Relations
913-360-5441 or george.zagoudis@mgpingredients.com

Media:
Shanae Randolph, Corporate Director of Communications
913-360-5442 or shanae.randolph@mgpingredients.com

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(unaudited)	Quarter and Year to Date Ended
(Dollars in thousands, except per share)	March 31, 2014	March 31, 2013
Sales	$84,582	$88,718
Less: excise taxes	5,586	2,314
Net sales	78,996	86,404
Cost of sales	72,195	79,175
Gross profit	6,801	7,229

Selling, general and administrative expenses	5,072	5,875
Other operating costs and losses on sale of assets	—	58
Income from operations	1,729	1,296

Interest expense, net	(197)	(283)
Equity method investment earnings (loss)	3,334	(942)
Income from continuing operations before income taxes	4,866	71
Provision for income taxes	81	—
Net income from continuing operations	4,785	71

Discontinued operations, net of tax	—	1,406
Net income	4,785	1,477

Other comprehensive loss, net of tax	(175)	(149)
Comprehensive income	$4,610	$1,328

Basic and diluted earnings per share
Net income	$0.26	$0.08

Weighted average shares outstanding – Basic	17,246,251	16,999,146
Weighted average shares outstanding – Diluted	17,246,251	16,999,146

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	March 31, 2014	December 31, 2013	(Dollars in thousands)	March 31, 2014	December 31, 2013
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$—	$2,857	Current maturities of long-term debt	$1,570	$1,557
Receivables	31,871	27,821	Accounts payable	18,552	23,107
Inventory	30,875	34,917	Accounts payable to affiliate, net	2,564	1,204
Prepaid expenses	2,035	848	Accrued expenses	7,239	8,282
Deferred income taxes	4,162	4,977	Total Current Liabilities	29,925	34,150
Refundable income taxes	258	466	Other Liabilities:
Total Current Assets	69,201	71,886	Long-term debt, less current maturities	3,214	3,611
			Revolving credit facility	18,455	18,000
Property and equipment	195,667	194,687	Deferred credit	3,770	3,925
Less accumulated depreciation and amortization	(127,409)	(124,443)	Accrued retirement, health and life insurance benefits	4,363	4,423
			Other noncurrent liabilities	662	640
Net Property, Plant			Deferred income taxes	4,162	4,977
and Equipment	68,258	70,244	Total Liabilities	64,551	69,726

Equity method investments	10,458	7,123	Stockholders’ equity	85,351	81,603
Other noncurrent assets	1,985	2,076
TOTAL ASSETS	$149,902	$151,329	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$149,902	$151,329

Capital Structure
Net Investment in:			Financed By:
Working capital	$39,276	$37,736	Long-term debt*	$21,669	$21,611
Property, plant and equipment	68,258	70,244	Deferred liabilities	12,957	13,965
Other noncurrent assets	12,443	9,199	Stockholders’ equity	85,351	81,603
Total	$119,977	$117,179	Total	$119,977	$117,179

*Excludes short-term portion.  Short-term portion is included within working capital.